Exhibit 14


                           DAYTON SUPERIOR CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICS



INTRODUCTION

     This Code of Business Conduct and Ethics (the "Code") was adopted by the Board of Directors (the "Board") of Dayton Superior Corporation on December 18, 2006.

Purpose

     This Code of Business Conduct and Ethics contains general guidelines for conducting the business of Dayton Superior Corporation (the "Company") consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

     This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as "Company employees" or simply "employees." We also refer to our chief executive officer, our chief financial officer and our vice president of corporate accounting as our "principal financial officers."

Seeking Help and Information

     This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company's ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, you may file an anonymous report by logging on to the EthicsPoint website at www.ethicspoint.com, or via the Company intranet, or by calling our Ethics Helpline that is available 24 hours a day, 7 days a week at 1-866-293-2270. You may remain anonymous and will not be required to reveal your identity in calls to the Ethics Helpline or on the EthicsPoint website, although providing your identity may assist the Company in addressing your questions or concerns.


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Reporting Violations of the Code

     All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the office of the Chief Financial Officer, which will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the office of the Chief Financial Officer office directly. You may also report known or suspected violations of the Code on the Ethics Helpline that is available 24 hours a day, 7 days a week at 1-866-293-2270. You may also file an anonymous report by logging on to the EthicsPoint website at www.ethicspoint.com, or via the Company intranet You may remain anonymous and will not be required to reveal your identity, although providing your identity may assist the Company in investigating your concern. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the office of the Chief Financial Officer and the Company will protect your confidentiality to the extent possible, consistent with law and the Company's need to investigate your concern.

     It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

     The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

     Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of the Nasdaq Global Market.

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CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

     A conflict of interest can occur when an employee's private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

     Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

     o Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that is a customer, vendor or competitor of the Company.

     o Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company.

     o Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, vendor or competitor of the Company. A "significant financial interest" means (i) ownership of greater than 1% of the equity of a material customer, vendor or competitor or (ii) an investment in a material customer, vendor or competitor that represents more than 5% of the total assets of the employee.

     o Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, vendor or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

     o Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

     o Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee's objectivity in making decisions on behalf of the Company. For purposes of this Code, "family members" include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

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     If you are uncertain whether a particular company is a material customer, vendor or competitor, please contact the office of the Chief Financial Officer for assistance.

Disclosure of Conflicts of Interest

     The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the office of the Chief Financial Officer. Your supervisor and the Chief Financial Officer's office will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in "Waivers of the Code" above.

CORPORATE OPPORTUNITIES

     As an employee of the Company, you have an obligation to advance the Company's interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company.

     You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the office of the Chief Financial Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

CONFIDENTIAL INFORMATION

     Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee's obligation to protect confidential information continues after her or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

     Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the office of the Chief Financial Officer.

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COMPETITION AND FAIR DEALING

     All employees should endeavor to deal fairly with fellow employees and with the Company's customers, vendors and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Relationships with Customers

     Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

     o Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

     o Employees should not refuse to sell, service, or maintain products the Company has produced simply because a customer is buying products from another vendor.

     o Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, customer purchase decisions.

Relationships with Vendors

     The Company deals fairly and honestly with its vendors. This means that our relationships with vendors are based on price, quality, service and reputation, among other factors. Employees dealing with vendors should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a vendor or potential vendor that might compromise their objective assessment of the vendor's products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice.

Relationships with Competitors

     The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor's confidential information or making false statements about the competitor's business and business practices.

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PROTECTION AND USE OF COMPANY ASSETS

     Employees should protect the Company's assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company's profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

     To ensure the protection and proper use of the Company's assets, each employee should:

     o Exercise reasonable care to prevent theft, damage or misuse of Company property.

     o Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

     o Use the Company's telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

     o Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

     o Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

     Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company's electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

COMPANY RECORDS

     Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

     All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

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DISCRIMINATION AND HARASSMENT

     The Company is committed to maintaining working environments where there is mutual trust and respect and where everyone feels responsible for the performance and reputation of the Company. Discrimination in any form is forbidden. Supervisors of any employee groups are responsible for fostering an attitude of mutual trust and non-discrimination in their work area. Employees are responsible for behavior consistent with this attitude.

     It is the policy of the Company that all employees have the right to work in an environment free of any form of discrimination and conduct which may be considered harassing, disruptive, or coercive behavior, including sexual harassment. The Company does not condone and will not tolerate any form of sexual harassment, defined as any unwelcome sexual advances, sexual comments, requests for sexual favors, or verbal or physical conduct of a sexual nature, particularly where such harassment has the purpose or effect of in any manner interfering with an employee's employment relationship with the Company or creating an intimidating, hostile or offensive working environment.

COMPUTER USE

     The computer systems of the Company (including, but not limited to, the desktop and laptop computer equipment; hard drives; printers, peripherals; software and operating systems; and network and/or internet-related accounts providing electronic mail, access to the Internet, newsgroup access, and/or file-transfer capabilities) are the property of the Company and are to be used for the business purposes of the Company. Like any record, the information in any computer-related file is Company property and should be treated and protected like any other piece of Company property or Company record. The computer or communication systems of the Company should not be used to commit any illegal act or to download, transmit, or receive sexually explicit or other offensive material. In addition, the Code prohibits employees from providing confidential information about the Company or its securities to the public. This policy also prohibits employees from posting opinions, messages or other information about the Company or its securities in internet "chat rooms" or otherwise publicly disclosing such information. The Company has the right to inspect the contents on all Company owned or leased computer equipment. Any activity that violates applicable law or Company policy may result in disciplinary action, including discharge and/or disclosure to appropriate law enforcement officials.

     Any computer software utilized by the Company or its employees will be used in accordance with terms of any applicable software license or agreement. Illegal duplication or use of software can subject both the Company and the employee using the software to significant fines (civil and criminal) and legal action.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

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     As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

     The Company's principal financial officers and other employees working in the Accounting and Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

     Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the office of the Chief Financial Officer.

GIFTS AND ENTERTAINMENT

     The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

     It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or vendors only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

     o Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

          |X|  The items are of reasonable value;
          |X| The purpose of the meeting or attendance at the event is business related; and
          |X| The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

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          Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers or vendors.

     o Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

     o Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

     o Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

     You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the office of the Chief Financial Officer, which may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the office of the Chief Financial Officer for additional guidance.

     Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state or local governments. If you have any questions about this policy, contact your supervisor or the office of the Chief Financial Officer for additional guidance.

COMPLIANCE WITH INSIDER TRADING LAWS

     Company employees are prohibited from trading in the stock or other securities of the Company while in possession of material, nonpublic information about the Company. In addition, Company employees are prohibited from recommending, "tipping" or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material, nonpublic information. Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or "tipping" others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

     Information is "non-public" if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is "material" if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered "material" include:

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     o    Financial results or forecasts, or any information that indicates a company's financial results may exceed or fall short of forecasts or expectations;

     o    Important new products or services;

     o Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

     o    Possible management changes or changes of control;

     o Pending or contemplated public or private sales of debt or equity securities;

     o    Acquisition or loss of a significant customer or contract;

     o    Significant write-offs;

     o    Initiation or settlement of significant litigation; and

     o Changes in a company's auditors or a notification from its auditors that a company may no longer rely on the auditor's report.

     The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company's securities should be promptly brought to the attention of the office of the Chief Financial Officer.


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CONCLUSION

     This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the office of the Chief Financial Officer or the Ethics Helpline at 1-866-293-2270. We expect all Company employees, to adhere to these standards.

     This Code of Business Conduct and Ethics, as applied to the Company's principal financial officers, shall be our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

     This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.



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